ALBEMARLE INVESTMENT TRUST

                                 CODE OF ETHICS
                                       FOR
                   PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

I.        INTRODUCTION

          The Board of Trustees of Albemarle Investment Trust (the "Trust") has adopted this code of ethics (the "Code") applicable to the Trust's Principal Executive Officers and Principal Financial Officers (the "Covered Officers"), each of whom is set forth in Exhibit A, as the same may be amended from time to time, to deter wrongdoing and to promote:

          o honest and ethical conduct, including the ethical handling of conflicts of interest;

          o    full, fair, accurate, timely and understandable disclosure;

          o compliance with applicable laws and governmental rules and regulations;

          o the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

          o    accountability for adherence to the Code.

II.       COVERED OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

          Each Covered Officer owes a duty to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

          Each Covered Officer must:

          o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trust's policies;

          o observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trust's policies;

          o    adhere to a high standard of business ethics; and

          o place the interests of the Trust before the Covered Officer's own personal interests.

          All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

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III.      COVERED  OFFICERS  SHOULD  HANDLE  ACTUAL AND  APPARENT  CONFLICTS  OF
          INTEREST ETHICALLY

          GENERAL PRINCIPLE. The Investment Company Act of 1940 is designed, in part, to address inherent conflicts of interest that exist in the management of an investment company's assets by a third party, the fund's investment adviser. Similarly, the Investment Advisers Act of 1940 addresses conflicts of interest faced by an investment adviser in the management of client assets. The principles set forth in this section relating to conflicts of interest reflect the fact that investment companies and investment advisers thereof already are subject to prohibitions on certain activities, including self-dealing, and substantial limitations regarding conflicts of interest by these statutes and related rules. In light of the existing structural, statutory and regulatory requirements for registered investment companies, a code of ethics broader than necessary to meet the code of ethics required by Section 406 of the Sarbanes-Oxley Act of 2002 may be unnecessary. This Code, however, is intended to hold persons responsible for managing other people's money to the highest standards of integrity.

          GUIDING PRINCIPLES. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of the Trust. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Trust's work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust. In addition, Covered Officers should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Trust should never be subordinated to personal gain and advantage.

          Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior they will be deemed to be incorporated into this Code and therefore any violations of such prohibitions will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.

          As to conflicts arising from, or as a result of the contract relationship between, the Trust and Boys, Arnold & Co., Inc. (the "Adviser"), the Trust's investment adviser, of which the Covered Officers are also officers or employees, it is recognized by the Board of Trustees of the Trust ("Board") that, subject to the Adviser's fiduciary duties to the Trust, the Covered Officers will in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Trusts. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trust.

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          Each Covered Officer must:

          o    avoid conflicts of interest wherever possible;

          o    handle any actual or apparent conflict of interest ethically;

          o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

          o not cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust;

          o not use knowledge of portfolio transactions made or contemplated for the Trust to profit or cause others to profit, by the market effect of such transactions;

          o as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Trust's compliance officer, as set forth in Exhibit B hereto, as the same may be amended from time to time (the "Compliance Officer"), prior to engaging in such transaction or relationship;

          o report at least annually any material transactions, affiliations or other relationships related to conflicts of interest that the Trust's Trustees and Officers Questionnaire covers;

               Some conflict of interest situations that should always be discussed by the Covered Officer with the Compliance Officer, if material, include the following;

          o any outside business activity that detracts from the Covered Officer's ability to devote appropriate time and attention to responsibilities with the Trust;

          o service as a director on the board of any public or private company;

          o the receipt of any gifts in excess of $250 from any company with which the Trust has current or prospective business dealings;

          o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety; entertainment reasonably estimated to exceed $250 should always be discussed with the Compliance Officer;

          o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

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          o    any  ownership  interest  in,  or any  consulting  or  employment relationship with, any of the Trust's service providers, other than the Adviser;

          o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.       DISCLOSURE

          Each Covered Officer is required to be familiar, and comply, with the Trust's disclosure controls and procedures so that the Trust's subject reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trust's other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

          Each Covered Officer must:

          o familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

          o not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's internal auditors, independent trustees, independent auditors, and to governmental regulators and self-regulatory organizations.

V.        COMPLIANCE

          It is the Trust's policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.       REPORTING AND ACCOUNTABILITY

          Each Covered Officer must:

          o upon receipt of the Code, sign and submit to the Compliance Officer an acknowledgement stating that he or she has received, read, and understands the Code.

          o annually thereafter submit a form to the Compliance Officer confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code.

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          o    not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

          o notify the Compliance Officer promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

          The   Compliance   Officer  shall  be   responsible   for   conducting
investigations of prospective and past conduct or activity by Covered Officers brought to the attention of the Compliance Officer, and:

          a. with respect to such prospective conduct or activity, also shall be responsible for making a final determination whether or not such conduct or activity will violate this Code;

          b. with respect to such past conduct or activity, also shall be responsible for making a preliminary determination whether or not such conduct or activity has violated this Code; and

          c. with respect to such prospective and past conduct or activity, also shall be responsible for making a preliminary determination whether or not to grant a waiver to the Covered Office for such conduct or activity.

          The Compliance Officer promptly shall report to the Trustees of the Trust who are not "interested persons" of the Trust, as that term is defined in
Section 2(a)(19) of the Investment Company Act of 1940 (hereinafter, the "Independent Trustees"):

          a. his or her preliminary determination whether or not any such past conduct or activity has violated this Code and any recommended sanction, as appropriate; and

          b. his or her preliminary determination whether or not any such prospective or past conduct or activity should be the subject of a waiver.

          The Independent Trustees shall be solely responsible for promptly determining whether or not: (a) to accept the preliminary determinations made by the Compliance Officer with respect to past conduct or activity of the Covered Officer; and (b) to grant waivers under this Code -- and these determinations of the Independent Trustees shall be final.

          The Independent Trustees further shall be solely responsible for:

          a. taking all necessary and appropriate disciplinary or preventive or preventive action(s) (necessary and appropriate disciplinary or preventive action(s) may include a letter of censure, suspension, dismissal, or, in the event of criminal or other serious violations of law, notification to the SEC and/or appropriate law enforcement authorities) in regard to any existing, actual, or potential violation of this Code by any Covered Officer; and

          b. assuring that any changes to or waivers (or implicit waivers) of this Code, to the extent required, shall be disclosed on Form N-CSR, as provided by SEC rules.

          The Compliance Officer shall report, in writing, quarterly to the Independent Trustees all determinations, both preliminary and finals, if any, made during the previous quarter.

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          The Independent  Trustees shall report,  in writing,  quarterly to the full Board all actions taken under this Code with respect to the previous quarter:

          a. by the Compliance Officer with respect to prospective conduct or activity of the Covered Officer; and

          b. by the Independent Trustees with respect to all other matters under this Code.

          All determinations, both preliminary and final, made by the Compliance Officer and Independent Trustees shall be in writing.

VII.      OTHER POLICIES AND PROCEDURES

          The Trust's and the Adviser's codes of ethics under Rule 17j-1 of the Investment Company Act of 1940 are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII.     AMENDMENTS

          This Code may not be amended except in written form, which is specifically approved by a majority vote of the Board, including a majority of Independent Trustees.

IX.       CONFIDENTIALITY

          All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board.

X.        INTERNAL USE

          The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date:  August 4, 2003

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EXHIBIT A

Persons Covered by this Code of Ethics

     John B. Kuhns - President and Treasurer

     Jon L. Vannice - Vice President

Dated:    August 4, 2003

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EXHIBIT B

Compliance Officer:

     John B. Kuhns

Dated:    August 4, 2003

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